Exhibit 21

List of Subsidiaries

Bangor Natural Gas Company, a Maine corporation

Brainard Gas Corp., an Ohio corporation

Cut Bank Gas Company, a Montana corporation

Energy West Montana, Inc., a Montana corporation

Energy West Propane, Inc., a Montana corporation

Energy West Resources, Inc., a Montana corporation

Frontier Natural Gas Company, a North Carolina corporation

Gas Natural Resources LLC, an Ohio limited liability company

Independence Oil, LLC, a North Carolina limited liability company

Lone Wolfe Insurance, LLC, an Ohio limited liability company

Northeast Ohio Natural Gas Corp., an Ohio corporation

Orwell Natural Gas Company, an Ohio corporation

PHC Utilities, Inc. an Ohio corporation

Spelman Pipeline Holdings, LLC, an Ohio limited liability company